Exhibit 3.2

By-Laws

of Ryder System, Inc.

Revision Adopted December 8, 1975
Effective January 1, 1976
Amended April 30, 1976
Amended December 14, 1979
Amended February 22, 1980
Amended June 26, 1981
Amended December 16, 1982
Amended May 4, 1984
Amended October 25, 1984
Amended November 8, 1985
Amended February 28, 1986
Amended December 12, 1986
Amended December 18, 1987
Amended June 22, 1990
Amended February 21, 1992
Amended November 23, 1993
Amended February 18, 1999
Amended July 29, 1999
Amended December 14, 2000
Amended February 16, 2001
Amended October 10, 2008
Amended December 15, 2009
Amended May 3, 2013
Amended May 2, 2014
Amended May 1, 2015
Amended February 22, 2016

TABLE OF CONTENTS
Page

ARTICLE I	Name 1

ARTICLE II	Offices 1

ARTICLE III	Corporate Seal 1

ARTICLE IV	Stockholders 2

ARTICLE V	Directors ~~11~~18

ARTICLE VI	Officers ~~15~~22

ARTICLE VII	Stock Certificates ~~18~~25

ARTICLE VIII	Depositories and Checks ~~19~~26

ARTICLE IX	Fiscal Year ~~19~~26

ARTICLE X	Dividends ~~19~~26

ARTICLE XI	Waiver of Notice ~~19~~27

ARTICLE XII	Indemnification of and Advance to Officers, Directors, Employees and Agents ~~20~~27

ARTICLE XIII	By-Law Amendment ~~22~~29

ARTICLE XIV	Continuing Effect of By-Law Provisions ~~23~~30

BY-LAWS
OF
RYDER SYSTEM, INC.

ARTICLE I
Name
The name of this Corporation is RYDER SYSTEM, INC.
ARTICLE II
Offices
Section 1.     Principal Florida Office
The principal office of the Corporation in the State of Florida shall be in Miami, Dade County, Florida.
Section 2.     Other Offices
The Corporation may also have offices in such other places, both within and without the State of Florida, as the Board of Directors or the Chairman of the Board may from time to time designate or as the business of the Corporation may require. The registered office of the Corporation, required by applicable law to be maintained in the State of Florida may be, but need not be, identical with the Corporation’s principal office in the State of Florida, and the address of the registered office may be changed from time to time by the Board of Directors or the Chairman of the Board.
ARTICLE III
Corporate Seal
The corporate seal shall be circular in form and have inscribed thereon the following: “Ryder System, Inc., Incorporated Florida 1955”.

ARTICLE IV
Stockholders
Section 1.     Meetings of Stockholders
a.    Annual Meeting
The annual meeting of stockholders of the Corporation shall be held at such time and place, within or without the State of Florida, as may be designated by the Board of Directors, at which meeting, in accordance with the Restated Articles of Incorporation and these By-Laws, the stockholders shall elect members of the Board of Directors and transact such other business as lawfully may come before it.
b.    Special Meetings
(1)    Special meetings of the stockholders may be called by the holders of record of not less than one-tenth of all the shares outstanding and entitled to vote at such meeting or by the Board of Directors; and such meetings shall be held at such time and place, within or without the State of Florida, as may be designated by the Board of Directors.
(2)    Before a stockholder may request or demand that a special meeting of the stockholders be held for any purpose, the following procedure must be satisfied:
(A)    Any stockholder seeking to request or demand, or to have the stockholders request or demand, a special meeting shall first, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date, pursuant to Section 3.b. of Article V of these By-Laws, for the purpose of determining the stockholders entitled to request the special meeting. The Board of Directors shall promptly, but in all events within 10 days after the date upon which such a request is received, fix such a record date. Every request to fix a record date for determining the stockholders entitled to request a special meeting shall be in writing and shall set forth the purpose or purposes for which the special meeting is requested, the name and address, as they appear in the Corporation’s books, of each stockholder making the request and the class and number of shares of the Corporation which are owned of record by each such stockholder, and shall bear the signature and date of signature of each such stockholder.
In the event of the delivery to the Corporation of any request(s) or demand(s) by stockholders with respect to a special meeting, and/or any related revocation or revocations, the Corporation shall engage nationally recognized independent inspectors of elections for the purpose of performing a prompt ministerial review of the validity of the request(s), demand(s) and/or revocation(s).
(B)    No request or demand with respect to calling a special meeting of stockholders shall constitute a valid and effective stockholder request or demand for a special meeting (i) unless (A) within 60 days of the record date established in accordance with subsection b(2)(A) of this Section, written requests or demands signed by stockholders of record representing a sufficient number of shares as of such record date to request or demand a special meeting pursuant to subsection b(1) of this Section are delivered to the Secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the Secretary of the Corporation, at the principal executive offices of the Corporation and (B) each request or demand is made in accordance with and contains the information required by Section 5.b of this Article IV and (ii) until such date as the independent inspectors engaged in accordance with this subsection b(2) certify to the Corporation that the requests or demands delivered to the Corporation in accordance with clause (i) of this subsection b(2)(B) represent at least the minimum number of shares that would be necessary to request such a meeting pursuant to subsection b(1) of this Section.
(3)    If the Corporation determines that a stockholder or stockholders have satisfied the notice, information and other requirements specified in subsection b(2)(B)(i) of this Section, then the Board of Directors shall adopt a resolution calling a special meeting of the stockholders and fixing a record date, pursuant to Section 3.b. of Article V, for the purpose of determining the stockholders entitled to notice of and to vote at such special meeting. Notice of such special meeting shall be provided in accordance with Section 1.c. of this Article IV, provided that such notice shall be given within 60 days (or such longer period as from time to time may be permitted by law) after the date the request(s) or demand(s) for such special meeting is (are) delivered to the Corporation in accordance with subsection b(2)(B)(i) of this Section.
(4)    In fixing a meeting date for the special meeting of stockholders, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding the request, and any plan of the Board of Directors to call a special or annual meeting of stockholders for the conduct of related business, provided that such meeting date shall be within 120 days (or such longer period as may from time to time be permitted by law) after the date the request(s) or demand(s) for such special meeting is (are) delivered to the Corporation in accordance with subsection b(2)(B)(i) of this Section.
(5)    Nothing contained in this Section 1.b. shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any request or demand or revocation thereof, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).
c.    Notice of Meetings
Except as otherwise permitted by law, notice of all meetings of stockholders stating the time and place, and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be given, by mailing, or by transmitting by electronic mail or any other type of electronic transmission, or by any other method permitted by law, to each stockholder entitled to vote (or by a single written notice to stockholders who share an address if they consent, or are deemed to consent, to a single notice) no less than ten days nor more than sixty days before the date set for such meeting. Such notice shall be deemed to be delivered (1) when deposited in the United States mail addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid, or (2) at the time the notice is electronically transmitted to the stockholder in a manner authorized by the stockholder if such authorization is required by law, or (3) at such other time as provided by law with respect to other methods of giving such notice as are permitted by law.
d.    Preparation of Voting List of Stockholders
The Secretary shall prepare and make, or cause to be prepared and made, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number and class and series, if any, of shares held by each stockholder as such information appears on the stock transfer books of the Corporation. Such list shall be kept on file at the principal place of business of the Corporation, shall be open to the examination of any stockholder during normal business hours for said ten day period (or such shorter time as exists between the record date and the meeting) upon receipt by the Secretary of a written request to make such an examination, and shall be produced and kept at the time and place of the meeting, and any adjournment thereof, subject to the inspection of any stockholder who may be present.
Section 2.     Quorum and Vote of Stockholders
a.    Quorum and General Voting Requirements
The holders of a majority of the voting power of the total number of shares outstanding and entitled to vote, present in person or represented by proxy thereat, shall constitute a quorum at a meeting of stockholders for the transaction of business, except as otherwise provided by law or by the Restated Articles of Incorporation. If, however, a quorum does not exist at a meeting, the holders of a majority of the shares present or represented and entitled to vote at such meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until holders of the requisite number of shares entitled to vote shall be present. Except as otherwise required by law, at any such adjourned meeting at which a quorum exists, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly organized meeting may continue to transact business in accordance with these By-Laws until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
For purposes of this Section 2, shares entitled to vote on any matter presented for action by stockholders at a meeting, present in person or represented by proxy thereat, shall be counted for purposes of establishing a quorum for the transaction of all business at a meeting.
If a quorum is present, action on a matter (other than the election of directors) shall be approved by the stockholders of the Corporation if the matter receives the affirmative vote of the holders of a majority of the votes cast (in person or by proxy) by the holders of the total number of shares outstanding and entitled to vote on such matter, unless the matter is one upon which, by express provision of law a greater vote is required or from time to time permitted by action of the Board of Directors, or by the Restated Articles of Incorporation or these By-Laws a greater or different vote is required, in any which case such express provision shall govern and control the requisite vote requirement. For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action.”
b.    Election of Directors
At a meeting where a quorum is present, directors shall be elected by a majority of the votes cast with respect to that director by the holders of the shares represented in person or by proxy and entitled to be voted in the election of directors; provided that if the number of persons to be considered by the ~~shareholders~~stockholders for election as a director exceeds the number of directors to be elected, with such determination thereof to be made by the Secretary of the Corporation as of the close of the notice of nomination periods set forth in Section 5 of this Article IV, directors shall be elected by the vote of a plurality of the votes cast by the holders of the shares represented in person or by proxy and entitled to be voted in the election of directors; further provided that all persons considered for election (other than those recommended for nomination by or at the direction of the Board of Directors or any duly authorized committee thereof) shall have met all applicable requirements and procedures in being placed in nomination and considered for election, including without limitation the requirements set forth in these ~~Bylaws~~ By-Laws and in all applicable laws, rules and regulations. For purposes of this subsection 2.b., votes cast means votes “for” a director or “withheld” with respect to a director.

Section 3.     Voting by Stockholders
Each stockholder entitled to vote at any meeting may do so in person or by proxy appointed by instrument signed or otherwise authorized by the stockholder or by the stockholder’s attorney-in-fact in writing or in any other manner permitted by law.
Section 4.     Stockholder Action
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
Section 5.     Notice of Stockholder Business and Director Nominations
a.    Annual Meetings of Stockholders
(1)    General. Nominations of persons for election to the Board of Directors and the proposal of any other business to be considered by the stockholders of the Corporation may be made at any annual meeting of stockholders, only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice provided for in this Section 5 and at the time of the annual meeting, (B) is entitled to vote at the annual meeting for the election of directors or the proposal, as applicable, and (C) complies with the notice procedures set forth in this Section 5 and the other requirements of these By-Laws as to such business or nomination. Clause (C) of this Section 5(a)(1) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.
(2)    Timely Notice. Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a stockholder of the Corporation pursuant to Section 5(a)(1)(C) hereof, the stockholder previously must have given timely notice thereof in proper written form (as more fully described in Section 5(a)(3) hereof) to the Secretary of the Corporation and any such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the Secretary of the Corporation, at the principal executive offices of the Corporation, not earlier than the opening of business on the 120th day prior and not later than the close of business on the 90th day prior to the first anniversary of the date of the Corporation’s immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such first anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the opening of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation~~.~~; provided, however, Section 5(g)(4) shall govern timeliness of nominations submitted pursuant to a Proxy Access Notice pursuant to such Section 5(g). In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of notice by a stockholder as described above.

In addition, to be considered timely, a stockholder’s notice to the Secretary of the Corporation shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the Secretary of the Corporation, at the principal executive offices of the Corporation, not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-Laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or under any other provision of the By-Laws or enable or be deemed to permit a stockholder who has previously submitted notice hereunder or under any other provision of the By-Laws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.
(3)     Notice in Proper Written Form. To be in proper written form, a stockholder’s notice to the Secretary of the Corporation (whether given pursuant to Section 5(a) or Section 5(b) or Section 5(g) hereof) must set forth in writing:
(A)     as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(i)     the name and address of such stockholder as they appear on the Corporation’s books, and of such beneficial owner, if any;
(ii)     (a)     the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record and/or owned beneficially by the stockholder and such beneficial owner, if any, and a representation that the stockholder and beneficial owner, if any, will notify the Corporation in writing of the class or series and number of such shares owned of record and beneficially as of the record date for the meeting, promptly following the later of the record date and the date notice of the record date is first publicly announced;
(b)    any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(c)    any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and beneficial owner, if any, has a right to vote any shares of any security of the Corporation;
(d)    any short interest in any security of the Corporation (for purposes hereof, a person or entity shall be deemed to have a short interest in a security if such person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);
(e)    any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and beneficial owner, if any, that are separated or separable from the underlying shares of the Corporation;
(f)    any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder and beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and
(g)     any performance-related fees (other than an asset-based fee) that such stockholder and beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by such stockholder’s and beneficial owner’s, if any, affiliates, any person or entity with whom such stockholder and beneficial owner, if any, is acting in concert or members of such stockholder’s and beneficial owner’s, if any, immediate family sharing the same household ~~(which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten (10) days after the later of the record date for the annual meeting or the date on which the record date for the annual meeting is first publicly announced, to disclose such ownership as of the record date)~~;
(iii)    any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(iv)    a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such annual meeting on the matter proposed and intends to appear in person or by proxy at such meeting to propose such nomination or other business; and
(v)    if the stockholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect.
(B)    if the notice relates to any business that the stockholder proposes to bring before the meeting other than a nomination of a director or directors:
(i)    a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, any material interest of such stockholder and beneficial owner, if any, on whose behalf the business is being proposed and of each of their respective affiliates or associates or others acting in concert therewith, if any, in such business and, in the event that such business includes a proposal to amend the ~~b~~By-~~l~~Laws of the Corporation, the language of the proposed amendment; and
(ii)    a description of all agreements, arrangements and understandings between such stockholder and/or beneficial owner, if any, and any other person or persons (including the names of such persons) in connection with the proposal of such business by such stockholder.
(C)    If the stockholder proposes to nominate a person for election or reelection to the Board of Directors, as to each person whom the stockholder proposes to nominate for election or reelection to the Board of Directors:
(i)    all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and
(ii)     a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated by the Securities and Exchange Commission under Regulation S-K (or any successor rule or regulation) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such “registrant”; and
(D) If the stockholder proposes to nominate a person for election or reelection to the Board of Directors, with respect to each nominee for election or reelection to the Board of Directors, the notice must also include a completed and signed nominee questionnaire, representation and agreement, as required by Section 6 of this Article IV. Information regarding a nominee for director provided by a stockholder pursuant to this Section 5 shall include such information as may be necessary to enable the Board of Directors to make an informed determination as to whether such nominee, if elected, would be an “independent director” as defined in the rules and regulations of the New York Stock Exchange or any other stock exchange on which the Corporation’s Common Stock is listed or quoted, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
(4)     Notwithstanding anything in paragraph (a)(2) above to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders is increased in accordance with Article V, Section 2 hereof and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the Corporation at least 90 days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the Secretary of the Corporation, at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation; provided, however, Section 5(g)(4) shall govern timeliness of nominations submitted pursuant to a Proxy Access Notice pursuant to such Section 5(g).
(5)    For purposes of this Section 5, ~~(a) an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified, and (b) an “associate”, when used to indicate a relationship with any person, means (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its subsidiaries~~“affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership.
b.    Special Meetings of Stockholders.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders only (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation who (i) is a stockholder of record at the time of the giving of notice provided for in this Section 5 and at the time of the special meeting, (ii) is entitled to vote at the meeting for the election of directors and (iii) complies with the notice procedures set forth in this Section 5 as to such nomination. In the event a special meeting of stockholders is properly called by the Corporation for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Sections 5(a)(2) and 5(a)(3) hereof with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 5(a)(3)(D) hereof) shall be delivered to the Secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the Secretary of the Corporation, at the principal executive offices of the Corporation not earlier than the opening of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. In no event shall any adjournment or postponement of a special meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of notice by a stockholder as described above.
In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
c.    If the notice requirements set forth in this Section 5 are satisfied by a stockholder and such stockholder’s nominee or proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for the applicable meeting of stockholders and such stockholder does not appear or send a qualified representative to present such nominee or proposal at such meeting, the Corporation need not present such nominee or proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 5, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission (as defined in the Florida Business Corporation Act, as amended) delivered by such stockholder to the Secretary of the Corporation (in the case of a writing, delivered in person or by facsimile, or sent by U.S. certified mail and received, at the principal executive offices of the Corporation) to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable printed reproduction of such writing or electronic transmission, at the meeting of stockholders.
d.    Only such persons as are nominated in accordance with the procedures set forth in this Article IV, Section 5 or are chosen to fill any vacancy occurring in the Board of Directors in accordance with Article V, Section 1 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article IV, Section 5. Except as otherwise provided by law, the Restated Articles of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article IV, ~~Section 5,~~Sections 5-6, as applicable, and, if any proposed nomination or business is not in compliance with this Article IV, ~~Section 5 and Article IV, Section~~ Sections 5-6, to declare that such defective proposal or nomination shall be disregarded.
e.    For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, or posted on the Corporation’s website.
f.    Notwithstanding the ~~foregoing~~ provisions of this Section 5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, and all applicable rules and requirements of the New York Stock Exchange (the “NYSE”) or, if the Corporation’s shares are not listed on the NYSE, the applicable rules and requirements of the primary securities exchange or quotation system on which the Corporation’s shares are listed or quoted, in each case with respect to the matters set forth in this Section 5; provided, however, that any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 5(a)(1)(C) or Section 5(b) hereof. Nothing in this Section 5 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (ii) of the holders of any class or series of stock having preference over the ~~common stock~~Common Stock as to dividends or upon liquidation if and to the extent provided for under law, the Restated Articles of Incorporation or these By-Laws.
g.    Inclusion of Stockholder Director Nominations in the Corporation’s Proxy Materials.
(1)    Subject to the terms and conditions set forth in these By-Laws, the Corporation shall include in its proxy materials for an annual meeting of stockholders held after the 2016 annual meeting the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by one or more Eligible Stockholders (as defined below) that satisfies the requirements of this Section 5(g), and expressly elects at the time of providing the written notice required by this Section 5(g) (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 5(g).
(2)    For the purposes of this Section 5(g):
(A)    “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors;
(B)    “Constituent Holder” shall mean any stockholder, collective investment fund included within a Qualifying Fund (as defined below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined below) or qualifying as an Eligible Stockholder; and
(C)    a stockholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the stockholder itself (or such Constituent Holder itself) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the stockholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such stockholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such stockholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or Constituent Holder’s (or either’s affiliates) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than 10% of the proportionate value of such index. A stockholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares and retained the unrestricted right to recall such shares upon giving no more than five days’ notice or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement and such delegation is revocable at any time by the stockholder (and otherwise “owned” as defined herein) through the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.
(3)    For purposes of this Section 5(g), the “Required Information” that the Corporation will include in its proxy statement is (1) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Stockholder so elects, a Statement (as defined below). The Corporation shall also include the name of the Stockholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these By-Laws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.
(4)    To be timely, a stockholder’s Proxy Access Notice must be delivered to the Secretary of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the date the corporation issued its definitive proxy statement for the preceding year’s annual meeting. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of notice by a stockholder as described above.
(5)    The maximum number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 5(g) but either are subsequently withdrawn or that the Board of Directors decides to nominate as a nominee of the Board of Directors or otherwise appoint to the Board) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) 2 and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the methods prescribed for delivery of notice in this Section 5(g) (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:
(A)    the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation), other than any such director referred to in this Section 5(g)(5)(A) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms; and

(B)    the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously requested or provided pursuant to this Section 5(g), other than any such director referred to in this Section 5(g)(5)(B) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms; provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced.
An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy statement pursuant to this Section 5(g) shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement and include such specified rank in its Proxy Access Notice. If the number of Stockholder Nominees pursuant to this Section 5(g) for an annual meeting of stockholders exceeds the Permitted Number, then the highest ranking qualifying Stockholder Nominee from each Eligible Stockholder will be selected by the Corporation for inclusion in the proxy statement until the Permitted Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Eligible Stockholder’s Proxy Access Notice. If the Permitted Number is not reached after the highest ranking Stockholder Nominee from each Eligible Stockholder has been selected, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(6)    An “Eligible Stockholder” is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least 3 years as of both the date that the Proxy Access Notice is delivered to the Corporation pursuant to this Section 5(g), and as of the record date for determining stockholders eligible to vote at the annual meeting, at least 3% of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is delivered to the Corporation and the date of the applicable annual meeting, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed 25. Two or more collective investment funds that are part of the same family of funds by virtue of being under common management and investment control or sponsored by the same employer (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this Section 5(g)(6), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 5(g). No shares may be attributed to more than one group constituting an Eligible Stockholder under this Section 5(g) (and, for the avoidance of doubt, no stockholder or affiliate thereof may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this Section 5(g), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the 3-

year period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).
(7)    No later than the final date when a Proxy Access Notice may be timely delivered to the Corporation pursuant to this Section 5(g) of this Article IV, an Eligible Stockholder (including each Constituent Holder) must provide, with respect to themselves and its Stockholder Nominee(s), the information required to be disclosed under Section 5(a)(3) of this Article IV in a stockholder’s notice and must provide the following information in writing to the Secretary of the Corporation:
(A)    with respect to each Constituent Holder, the name and address of, and number of shares of Voting Stock owned by such person;
(B)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three 3-year holding period) verifying that, as of a date within 7 calendar days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding 3 years, the Proxy Access Request Required Shares, and such person’s agreement to provide:
(C)    within 10 days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and
(D)    immediate notice if the Eligible Stockholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders;
(E)    a representation that such person:
(i)    acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;
(ii)    has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 5(g);
(iii)    has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;
(iv)    will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and
(v)    will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 5(g);
(F)    in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(G)    an undertaking that such person agrees to:
(i)    assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers, employees, agents and advisors individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder (including such person) provided to the Corporation;
(ii)    promptly provide to the Corporation such other information as the Corporation may reasonably request; and
(iii)    file with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the Corporation relating to the annual meeting at which the Stockholder Nominee will be nominated.
In addition, no later than the final date when a Proxy Access Notice pursuant to this Section 5(g) may be timely delivered to the Corporation, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the criteria specified in the definition of Qualifying Fund.
In order to be considered timely, any information required by this Section 5(g) to be provided to the Corporation must be supplemented (by delivery to the Secretary of the Corporation) (1) no later than five (5) business days after the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than eight (8) business days prior to the date of the annual meeting, any adjournment or postponement thereof, to disclose the foregoing information as of the date that is ten (10) business days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any defect.

(8)    The Eligible Stockholder may provide to the Secretary of the Corporation, at the time the information required by this Section 5(g) is originally provided, a single written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee(s) (the “Statement”). Notwithstanding anything to the contrary contained in this Section 5(g), the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, directly or indirectly (in each case without factual foundation), impugns the character, integrity or personal reputation of any person or makes charges concerning improper, illegal or immoral conduct or associations with respect to any person or would violate any applicable law or regulation.
(9)    No later than the final date when a Proxy Access Notice pursuant to this Section 5(g) may be timely delivered to the Corporation, each Stockholder Nominee must provide a completed and signed nominee questionnaire, representation and agreement, as required by Section 6 of this Article IV and must provide such additional information as necessary to permit the Board of Directors to determine if any of the matters contemplated by Section 5(g)(10) apply and if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines or is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.
Each Stockholder Nominee shall also promptly provide to the Corporation such other information as may be reasonably requested by the Corporation of the Stockholder Nominee. In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any such defect.
(10)    Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 5(g) or any other provision of these By-Laws, the Restated Articles of Incorporation or other applicable regulation any time before the annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders. Without limiting the foregoing or any other provision of these By-Laws, the Corporation shall not be required to include, pursuant to this Section 5(g), a Stockholder Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee (and the Corporation may declare any such nomination ineligible), notwithstanding that proxies in respect of such vote may have been delivered to the Corporation:
(A)    who is not independent under the listing standards of the principal U.S. exchange upon which the Corporation’s Common Stock is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of

Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;
(B)    who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), has been convicted in a criminal proceeding within the past ten (10) years, is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these By-Laws, the Restated Articles of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the Corporation’s Common Stock is listed, or any applicable law, rule or regulation;
(C)    if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply with its obligations pursuant to this Section 5(g) or any agreement, representation or undertaking required by this Section 5(g);
(D)    if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting; or
(E)    if the Corporation has received one or more stockholder notices nominating director candidates pursuant to Section 5 of this Article IV.
Section 6.     Submission of Questionnaire, Representation and Agreement.
To be eligible to be a stockholder nominee for ~~initial~~ election as a director of the Corporation, a person must deliver (in accordance with the applicable time periods prescribed for delivery of notice under Section 5 of this Article IV, as applicable) to the Secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the Secretary of the Corporation, at the principal executive offices of the Corporation~~,~~ (a) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of the Corporation upon written request) and (b) a written representation and agreement (in the form provided by the Secretary of the Corporation to the requesting stockholder following written request) that such individual:
(1)     is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (ii) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the corporation, with such individual’s fiduciary duties under applicable law;
(2)    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation;

(3)    in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time; and
(4)    with respect to nominations made pursuant to Section 5(g) of this Article IV, consents to being named as a nominee in the Corporation’s proxy statement and in any associated proxy card of the Corporation and agrees to serve if elected as a director of the Corporation.
ARTICLE V
Directors
Section 1.     Board of Directors
a.    Number, election and terms
Except as otherwise fixed by or pursuant to the provisions of Article III of the Restated Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be 13, but such number may be fixed from time to time at not less than three nor more than 21 by resolution of the Board of Directors. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. Such classes shall originally consist of one class of four directors who shall be elected at the annual meeting of stockholders held in 1984 for a term expiring at the annual meeting of stockholders to be held in 1985; a second class of three directors who shall be elected at the annual meeting of stockholders held in 1984 for a term expiring at the annual meeting of stockholders to be held in 1986; and a third class of four directors who shall be elected at the annual meeting of stockholders held in 1984 for a term expiring at the annual meeting of stockholders to be held in 1987. The Board of Directors shall increase or decrease the number of directors in one or more classes as may be appropriate whenever it increases or decreases the number of directors pursuant to this Article V, in order to ensure that the three classes shall be as nearly equal in number as possible. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Commencing in 2016, directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election. Accordingly, at the 2016 annual meeting of stockholders, directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of stockholders; at the 2017 annual meeting of stockholders, directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders; and at the 2018 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following the year of their election. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.

b.    Stockholder nomination of director candidates
Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in Section 5 of Article IV of these By-Laws.
c.    Newly created directorships and vacancies
Except as otherwise provided for or fixed by or pursuant to the provisions of Article III of the Restated Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next election of directors by the stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. If a director resigns, effective at a future date, such director may vote to fill the vacancy.
d.    Removal
Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the affirmative vote of the holders of a majority of the votes cast (in person or by proxy) by the holders of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action.”

Section 2.     Notification of Nominations
Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if such nominee or nominees shall have met all applicable requirements and procedures in being placed in nomination and considered for election, including without limitation the requirements for stockholder nominees for director set forth in Section 5 and Section 6 of Article IV of these By-Laws and in all applicable laws, rules and regulations. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
Section 3.     Powers of Directors
a.    General Powers
The Board of Directors shall have authority over the entire management of the property, business, and affairs of the Corporation. In addition to such powers as are herein and in the Restated Articles of Incorporation expressly conferred upon it, the Board of Directors shall have and may exercise all the powers of the Corporation, subject to the provisions of law and the Restated Articles of Incorporation.
b.    Establishment of Record Date
The Board of Directors shall fix in advance a date not exceeding sixty (60) days (or such longer period as may from time to time be permitted by law) preceding the date of any meeting of stockholders, or any dividend payment date, or the date necessary to make a determination of stockholders for any purpose, nor less than ten days (or such shorter period as may from time to time be permitted by law) prior to the date of any meeting of stockholders, as a record date for the determination of the stockholders; and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be considered stockholders for purposes of such determination, notwithstanding any transfer of stock on the books of the Corporation after any such record date fixed as aforesaid.
Except as otherwise provided by law, unless the Board of Directors fixes a new record date for any adjourned meeting of stockholders, the record date originally fixed pursuant to this Section 3.b. of Article V for such meeting shall remain the record date for such meeting.
The Board of Directors or any committee of the Board of Directors authorized to fix record dates and declare dividends shall fix in advance a date not exceeding sixty (60) days (or such longer period, not inconsistent with the Restated Articles of Incorporation, as may from time to time be permitted by law) preceding the date of any Preferred Stock dividend payment date as a record date for the determination of the stockholders of such Preferred Stock; and in such case, only such stockholders as shall be holders of record of such Preferred Stock on the date so fixed shall be considered stockholders of the Preferred Stock for purposes of such determination, notwithstanding any transfer of such Preferred Stock on the books of the Corporation after any such record date fixed as aforesaid.
c.    Appointment of Committees
The Board of Directors may designate one or more committees, consisting of at least two (2) directors each, to perform such duties and exercise such powers as may be determined by the Board, except as prohibited by law. The number of directors composing each such committee and the powers and functions conferred upon each such committee shall be determined by resolution of the Board. Except as prohibited by law, each such committee may designate one or more members of the committee to perform such duties and exercise such powers of the committee as may be determined by the committee.
The ~~b~~Board of ~~d~~Directors, by resolution adopted in accordance with this Section 3.c, may designate one or more directors as alternate members of any such committee, who may act in the place and stead of any absent member or members at any meeting of such committee.
Section 4.     Meetings of Directors
a.    Regular Meetings
Regular meetings of the Board of Directors, or any committee thereof, shall be held at any time or place, within or without the State of Florida, as the Board, or such committee, may from time to time determine; and if so determined, no notice thereof need be given.

b.    Special Meetings
Special meetings of the Board of Directors, or any committee thereof, may be held at any time or place, within or without the State of Florida, whenever called by the Chairman of the Board, the Chief Executive Officer, or at the request of two or more directors or, for a special meeting of a committee, by the chairman of such committee.
Notice of special meetings of the Board, or any committee thereof, stating the time and place, shall be given by mailing the same to each director or committee member, as appropriate, at his residence or business address at least two days before the meeting, or by delivering the same to him personally or by telephone, telegram, e-mail, facsimile or reputable overnight delivery service at least one day before the meeting. Such notice shall be deemed to have been given on the date of mailing, telephoning or telegraphing, or the date of such e-mail, facsimile, or sending by reputable overnight delivery service, as the case may be.
c.    Adjournments
A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors, or any committee thereof, to another time and place. Notice of any such adjourned meeting shall be given to the directors who are not present at the time of the adjournment, and, unless the time and place of the adjourned meeting are announced at the time of adjournment, to the other directors.
d.    Telephonic Participation at Meetings
Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board, or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at such meeting for all purposes.
e.    Action Without a Meeting
Any action of the Board of Directors or of any committee thereof, which is required or permitted to be taken at a meeting, may be taken without a meeting if written consent to the action signed by all the members of the Board or of the committee, as the case may be, is filed in the minutes of the proceedings of the Board or of the committee.
Section 5.     Quorum and Voting of Directors
A majority of the number of directors fixed in accordance with Section 1 of this Article V shall constitute a quorum of the Board for the transaction of business, and one‑half of the members of any committee shall constitute a quorum of such committee; provided, however, that whenever, for any reason, a vacancy occurs in the Board, or any committee thereof, the quorum shall consist of a majority of the remaining directors until the vacancy has been filled. In all cases, a smaller number of directors may adjourn any meeting until a quorum is present.
When a quorum is present at any meeting of directors, a majority of the members present shall decide any question brought before such meeting, except as otherwise provided by law, the Restated Articles of Incorporation, or these By-Laws.

Section 6.     Compensation of Directors
Directors shall receive such compensation, including reimbursement of expenses, for serving as members of the Board of Directors and for attendance at each meeting of the Board of Directors, and members of committees of the Board of Directors shall receive such compensation, including reimbursement of expenses, for serving as members of a committee and for attendance at each meeting of a committee, as the Board of Directors shall from time to time prescribe.
Section 7.     Chairman of the Board
The Chairman of the Board shall preside at meetings of the Board of Directors and of the stockholders. He shall, subject to the approval of the Board of Directors, submit a report to the stockholders of the Corporation for each fiscal year. He shall perform such other duties as the Board of Directors may from time to time prescribe.
ARTICLE VI

Officers
Section 1.     Numbers and Titles
The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer and a Controller and may also include one or more Senior Executive Vice Presidents, one or more Executive Vice Presidents, one or more Senior Vice Presidents, and one or more Vice Presidents; all of whom shall be appointed by the Board of Directors or a duly appointed officer authorized by resolution of the Board of Directors to appoint officers. The Board of Directors, or a duly appointed officer authorized by resolution of the Board of Directors to appoint officers, may from time to time appoint such other officers, including one or more Assistant Secretaries, Assistant Treasurers, and Assistant Controllers as they shall deem necessary.
The Chief Executive Officer shall be a member of the Board of Directors, but the other officers need not be members of the Board.
Section 2.     Tenure of Office/Removal of Officers
Officers of the Corporation shall hold their respective offices until their successors are chosen and qualified or until their retirement, resignation or death, provided, however, that any officer may be removed from such office during such term by the Board of Directors, with or without cause, whenever in its judgment the best interests of the Corporation will be served thereby. Any officer appointed by any other officer duly authorized as provided in Section 1, may be removed by any other such officer, at any time, with or without cause.
Section 3.     Duties of Officers
a.    Chief Executive Officer
The Chief Executive Officer shall have overall responsibility for supervision of the Corporation and shall report to the Board of Directors. He shall see that the provisions of the By-Laws, all votes of the stockholders and all orders and resolutions of the Board of Directors are carried into effect.

He shall preside at meetings of the stockholders in the absence of the Chairman of the Board.
Unless otherwise directed by the Board of Directors, he or his designee shall have power to vote, and to appoint proxies to vote, and otherwise act on behalf of the Corporation, at any meeting of stockholders or holders of other securities or other ownership interests of or with respect to any action of stockholders or holders of such securities or ownership interests, of any other corporation or other entity in which the Corporation may hold securities or other ownership interests and to otherwise exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities or other ownership interests in such other corporation or other entity.
He shall perform such other duties as the Board of Directors may from time to time prescribe.
b.    Chief Financial Officer
The Chief Financial Officer shall be the principal financial officer of the Corporation, shall report to the Chief Executive Officer and shall have overall responsibility for supervision of the financial operations of the Corporation.
He shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
c.    Multiple Offices
The same person may hold more than one of the offices described in Section 1 above as the Board of Directors may prescribe.
d.    Senior Executive Vice Presidents
The Senior Executive Vice Presidents shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
e.    Executive Vice Presidents
The Executive Vice Presidents shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
f.    Senior Vice Presidents
The Senior Vice Presidents shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
g.    Vice Presidents
The Vice Presidents shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

h.    Secretary
The Secretary shall be Secretary of and shall attend, or a person designated by him shall attend, all meetings of the stockholders, the Board of Directors and all committees thereof. He, or such designated person, shall record all of the proceedings of such meetings in books kept for that purpose.
He shall be custodian of the corporate seal and shall have the power to affix it to any instrument requiring it and to attest the same.
He shall cause to be maintained a stock transfer book and such other books as the Board of Directors may from time to time determine.
He shall serve all notices required by law, by these By-Laws, or by resolution of the Board of Directors.
He shall, together with the Chief Executive Officer, sign certificates for shares of the Corporation.
He shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
i.    Treasurer
The Treasurer shall have the management and custody of the funds and securities of the Corporation and he or persons designated by him, or by others so authorized by the Board of Directors, shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or by persons authorized by the Board of Directors to make such designations.
He shall receive and disburse the funds of the Corporation for corporate purposes and shall render to the Board of Directors and the Chief Executive Officer, whenever they may require it, an account of all his transactions as Treasurer.
He shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
j.    Controller
The Controller shall keep full and accurate accounts of all assets, liabilities, commitments, receipts, disbursements, and other financial transactions of the Corporation, including those of subsidiaries of the Corporation, in books belonging to the Corporation, and shall perform all other duties required of the principal accounting officer of the Corporation, and shall render to the Board of Directors and the Chief Executive Officer, whenever they may require it, an account of the financial condition of the Corporation.
He shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

k.    Assistant Secretaries
The Assistant Secretaries shall perform such of the duties of the Secretary as the Chief Executive Officer or the Secretary, or an officer with the authority to appoint an Assistant Secretary may from time to time prescribe and such other duties as the Board of Directors, or an officer with the authority to appoint an Assistant Secretary may from time to time prescribe.
l.    Assistant Treasurers
The Assistant Treasurers shall perform such of the duties of the Treasurer as the Chief Executive Officer or the Treasurer, or an officer with the authority to appoint an Assistant Treasurer may from time to time prescribe and such other duties as the Board of Directors, or an officer with the authority to appoint an Assistant Treasurer may from time to time prescribe.
m.    Assistant Controllers
The Assistant Controllers shall perform such duties of the Controller as the Chief Executive Officer or the Controller, or an officer with the authority to appoint an Assistant Controller may from time to time prescribe and such other duties as the Board of Directors, or an officer with the authority to appoint an Assistant Controller may from time to time prescribe.
Section 4.     Delegation of Duties of Officers
The Board of Directors may delegate the powers or duties of any officer of the Corporation in case of his absence, disability, death or removal, or for any other reason, to any other officer or to any director.

ARTICLE VII

Stock Certificates
Section 1.    Stock Certificates
Except as otherwise provided by resolution of the Board of Directors or the Restated Articles of Incorporation or as permitted by law, every holder of stock in the Corporation shall be entitled to have a certificate, representing all shares to which he is entitled, in such form as may be prescribed by the Board of Directors in accordance with the provisions of law. Such certificates shall be signed by the Chief Executive Officer and by the Secretary or an Assistant Secretary; provided, however, that where any such certificate is signed by a party other than an officer of the Corporation, such as a transfer agent or transfer clerk, and by a registrar, the signatures of the Chief Executive Officer, Secretary, or Assistant Secretary may be facsimiles. All certificates shall be counter‑signed and registered in such manner as the Board of Directors from time to time may prescribe, and there shall be impressed thereon the seal of the Corporation or imprinted thereon a facsimile of such seal.
In case any officer who signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, such signature shall be deemed to be valid and such certificate may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.

Section 2.     Transfer of Certificated Shares of Stock
Shares of certificated stock of the Corporation may be transferred by delivery of the stock certificate, accompanied either by an assignment in writing on the back of the certificate or by a written power of attorney to sell, assign, and transfer the shares on the books of the Corporation, signed by the person appearing on the certificate to be the owner of the shares represented thereby; and such shares shall be transferable on the books of the Corporation upon surrender thereof so assigned or endorsed. In the case of a series of Preferred Stock, certificated shares of Preferred Stock may be transferred by delivery of the stock certificate, as described above, or by such other method as may be set forth in a statement of resolution establishing such series of Preferred Stock. The person registered on the books of the Corporation as the owner of any shares of stock shall be deemed by the Corporation to be the owner thereof for all purposes exclusively and shall be entitled as the owner of such shares, to receive dividends and to vote as such owner with respect thereto.
Section 3.     Treasury Stock
Any shares of stock in the Corporation which may be redeemed, purchased, or otherwise acquired by the Corporation after the issuance thereof, shall have no voting rights and shall not participate in any dividends or allotments of rights while such stock is held by the Corporation.
ARTICLE VIII

Depositories and Checks

Depositories of the funds of the Corporation shall be designated by the Board of Directors or a duly authorized committee thereof or by persons authorized by the Board or such a committee to make such designations; and all checks on funds shall be signed by such officers or other employees of the Corporation as the Board, or a duly authorized committee thereof, from time to time may designate, or by persons authorized by the Board or such a committee to make such designations.

ARTICLE IX

Fiscal Year

The fiscal year of the Corporation shall begin on the first day of January and end on the 31st day of December in each year.
ARTICLE X

Dividends
The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Restated Articles of Incorporation.

ARTICLE XI

Waiver of Notice
Any notice required to be given by law, by the Restated Articles of Incorporation, or by these By-Laws may be waived in writing signed by the person entitled to such notice and delivered to the Corporation, whether before or after the time stated therein, except that attendance of a person at a meeting shall constitute a waiver of notice of such meeting unless such attendance is for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
A director of the Corporation who is present at a meeting of the Board of Directors (or a committee thereof) at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.
ARTICLE XII
Indemnification of and Advance to Officers, Directors, Employees and Agents
Section 1.    Indemnification
The Corporation shall, and does hereby, indemnify to the fullest extent permitted or authorized by current or future legislation or current or future judicial or administrative decisions (but, in the case of any such future legislation or decisions, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to such legislation or decisions), each person (including here and hereinafter the heirs, executors, administrators or the estate of such person) who was or is a party, or is threatened to be made a party, or was or is a witness, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), against any liability (which for purposes of this Article shall include any judgment, settlement, penalty or fine) or cost, charge or expense (including attorneys’ fees) asserted against him or incurred by him by reason of the fact that such indemnified person (1) is or was a director, officer or employee of the Corporation or (2) is or was an agent of the Corporation as to whom the Corporation has agreed to grant such indemnity or (3) is or was serving, at the request of the Corporation, as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of any employee benefit plan) or is serving as an agent of such other corporation, partnership, joint venture, trust or other enterprise as to whom the Corporation has agreed to grant such indemnity. Each director, officer, employee or agent of the Corporation to whom indemnification rights under this Section 1 of this Article have been granted shall be referred to as an “Indemnified Person”.
Notwithstanding the foregoing, except as specified in Section 3 of this Article, the Corporation shall not be required to indemnify an Indemnified Person in connection with a Proceeding (or any part thereof) initiated by such Indemnified Person unless such authorization for such Proceeding (or any part thereof) was not denied by the Board of Directors of the Corporation prior to sixty (60) days after receipt of notice thereof from such Indemnified Person stating his intent to initiate such Proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

Section 2.     Advance of Costs, Charges and Expenses
Costs, charges and expenses (including attorneys’ fees) incurred by an officer, director or employee who is an Indemnified Person in defending a Proceeding shall be paid by the Corporation to the fullest extent permitted or authorized by current or future legislation or current or future judicial or administrative decisions (but, in the case of any such future legislation or decisions only to the extent that it permits the Corporation to provide broader rights to advance costs, charges and expenses than permitted prior to such legislation or decisions) in advance of the final disposition of such Proceeding, upon receipt of an undertaking by or on behalf of the Indemnified Person to repay all amounts so advanced in the event that it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article and upon such other terms and conditions, in the case of agents as to whom the Corporation has agreed to grant such indemnity, as the Board of Directors may deem appropriate. The Corporation may, upon approval of the Indemnified Person, authorize the Corporation’s counsel to represent such person in any Proceeding, whether or not the Corporation is a party to such Proceeding. Such authorization may be made by the Chairman of the Board, unless he is a party to such Proceeding, or by the Board of Directors by majority vote, including directors who are parties to such Proceeding.
Section 3.     Procedure for Indemnification and Advancement of Costs, Charges and Expenses
Any indemnification or advancement of costs, charges and expenses under this Article shall be made promptly and in any event within sixty (60) days upon the written request of the Indemnified Person. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnified Person in any court of competent jurisdiction, if the Corporation denies such request under this Article, in whole or in part, or if no disposition thereof is made within sixty (60) days. Such Indemnified Person’s costs, charges and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action that the claimant has not met the standard of conduct, if any, required by current or future legislation or by current or future judicial or administrative decisions for indemnification (but, in the case of any such future legislation or decisions, only to the extent that it does not impose a more stringent standard of conduct than permitted prior to such legislation or decisions), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct, if any, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 4.    Non-Exclusivity; Survival of Indemnification and Advancement of Costs, Charges and Expenses; Contractual Nature
The indemnification, and the right to advancement of costs, charges and expenses, provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors or recommendation of counsel or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding such office, and shall continue as to an Indemnified Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and estate of such person. The Board of Directors shall have the authority, by resolution, to provide for such indemnification of, and such advancement of costs, charges and expenses to, employees or agents of the Corporation or others and for such other indemnification of, and such other advancement of costs, charges and expenses to, directors, officers, employees or agents as it shall deem appropriate.
    All rights to indemnification and to advancement of costs, charges and expenses, under this Article shall be deemed to be a contract between the Corporation and each Indemnified Person who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of Florida corporation law or any other applicable laws shall not in any way diminish any rights to indemnification of, or to advancement of costs, charges and expenses to, such Indemnified Person, or the obligations of the Corporation arising hereunder, then existing or arising out of events, acts or omissions occurring prior to such repeal or modification, including without limitation, the right to indemnification with respect to Proceedings commenced after such repeal or modification to enforce this Article XII with regard to Proceedings arising out of acts, omissions or events arising prior to such repeal or modification for claims relating to matters occurring prior to such repeal or modification.
Section 5.    Insurance, Contracts and Funding
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan), against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article XII or the applicable provisions of Florida law. The Corporation may enter into contracts with any director, officer, agent or employee of the Corporation in furtherance of the provisions of this Article XII, and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this Article XII.
Section 6.    Savings Clause
If this Article or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, then the Corporation shall nevertheless (i) indemnify each Indemnified Person as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and (ii) advance costs, charges and expenses in accordance with Section 2 of this Article XII, in each case with respect to any Proceeding in connection with which he or she is an Indemnified Person, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated or held to be unenforceable and as permitted by applicable law.
ARTICLE XIII
By-Law Amendment
Except as otherwise provided in the Restated Articles of Incorporation, the Board of Directors shall have the power to adopt, alter, amend and repeal the By-Laws of the Corporation (except insofar as the By-Laws of the Corporation adopted by the stockholders shall otherwise provide). Any By-Laws made by the stockholders may prescribe that they may not be altered, amended or repealed by the Board of Directors. Any By-Laws made by the Board of Directors under the powers conferred hereby and by the

Restated Articles of Incorporation may be altered, amended or repealed by the Board of Directors or by the stockholders. Amendments to the By-Laws (including any amendment to this Article XIII) shall be effected as follows:
a.    By Action of the Board of Directors
Unless a greater vote is specifically required by the laws of the State of Florida, or a greater or different vote or a vote of stockholders is required by the provisions of the Restated Articles of Incorporation, the Board of Directors may alter, amend or repeal these By-Laws, or adopt such other By-Laws as in their judgment may be advisable for the administration or regulation of the management and affairs of the Corporation, to the extent not inconsistent with the laws of the State of Florida or the Restated Articles of Incorporation, only upon the affirmative vote of at least 75% of the total number of directors as fixed in accordance with Section 1 of Article V of these By-Laws.
b.    By Action of the Stockholders
Unless a greater vote is specifically required by the laws of the State of Florida, or a greater or different vote is required by the provisions of the Restated Articles of Incorporation, the stockholders may alter, amend or repeal these By-Laws, or adopt such other By-Laws as in their judgment may be advisable for the administration or regulation of the management and affairs of the Corporation, to the extent not inconsistent with the laws of the State of Florida or the Restated Articles of Incorporation, at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose in accordance with the provisions of these By-Laws), only upon the affirmative vote of the holders of a majority of the votes cast (in person or by proxy) by the holders of the outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action. Notwithstanding the foregoing and anything contained in these By-Laws to the contrary, Section 4 of Article IV of these By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of at least 75% of the voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIV
Continuing Effect of By-Law Provisions
Any provision contained in these By-Laws which, at the time of its adoption, was authorized or permitted by applicable law shall continue to remain in full force and effect until such time as such provision is specifically amended in accordance with these By-Laws, notwithstanding any subsequent modification of such applicable law (except to the extent such By-Law provision expressly provides for its modification by or as a result of any such subsequently enacted law).